Exhibit 99.1


     Savoy Announces Formal China Joint Venture Signing Ceremony


    DENVER--(BUSINESS WIRE)--June 4, 2004--Savoy Resources Corp. (OTCBB:SVYR) is pleased to announce the success of the formal signing ceremony with their joint venture partners, the First Geological and Exploration Institute of Heilongjiang Province of China (the First Institute). The ceremony, which marked the first ever joint venture signed by the First Institute with a foreign company, was attended by Zhenglin Ge, President of the First Institute, Rushi Jin, Deputy Chief Director of the Heilongjiang Geological Bureau which administers all mineral exploration and development in the province, Mr. Wao, Mayor of the City as well as many other delegates from various provincial government departments and organizations. Savoy's Directors and shareholders were represented by Floyd Wandler, President, Weiguo Lang, the company's Business Consultant in China, Xiaofeng Li, Savoy's Legal Representation in China, as well as other company delegates and financial consultants.
    The ceremony, which was televised in Heilongjiang Province and covered in local newspapers and radio stations, was presided over by Mr. Zhang, a provincial government official within the First Institute. President Ge, Chief Deputy Director Jin, Mr. Floyd Wandler, Mayor Wao and Mr. Weiguo Lang all gave speeches articulating their satisfaction at creating and participating in such a significant event and promising their utmost dedication to a successful endeavor.
    In his speech during the ceremony, Mr. Rushi Jin, Chief Deputy Director of the Heilongjiang Geological Bureau, stated "I am eagerly looking forward to the success of the joint venture and the potential that joining with a company such as Savoy gives us in developing the resources contained in Heilongjiang. I am both pleased and proud that Savoy joined with the First Institute that, in my opinion, is one of the foremost geological exploration organizations in China today. The wealth of resources and data that they have access to, I feel, will ensure the success of this venture."
    At his speech during the ceremony Mr. Floyd Wandler touched briefly on the success of his trip to Europe just prior, where he met with numerous institutional and investment bankers, saying "all were extremely enthusiastic by the magnitude of the opportunity that has been created with our joint venture partnership."
    Mayor Wao expressed his expectations saying, "I look forward with great anticipation to the opportunities that such a historic event presents to my city. I pledge my utmost efforts to this joint venture to ensure that it moves forward in an effective and productive manner. I welcome you all as guests to my city and look forward to providing you with the same hospitality again soon."
    After the ceremony, the media featured interviews with Deputy Chief Jin, President Ge, Mr. Richard Radez, a precious metals analyst, as well as other representatives of both parties. All reaffirmed their strong resolution to further the joint venture partnership in any way possible and ensure its longevity.
    The commitment and dedication of the provincial government to the joint venture was exemplified when an unexpected provincial parliament meeting was called on May 18th. It was requested by members of the government, who were scheduled to attend, that the ceremony be moved to May 20th so that they could be in attendance. Their request further demonstrated the government's strong resolve and determination to work with the joint venture and take an active role in ensuring its continued success.
    It was not only the formal signing ceremony that demonstrated the goodwill and support of the First Institute, upon their arrival in Heilongjiang, members of the Savoy delegation were met with a warm welcome at the airport by President Ge and other members of the First Institute. In the next few days leading up to the ceremony, the hospitality and good will of the First Institute was demonstrated by the numerous luncheons and dinner banquets that were held in Savoy's honor and to the prosperity and longevity of the joint venture. On one occasion, after hearing of Savoy's reputation as a strong and dedicated joint venture partner from the First Institute, heads of the Aimin District in the city of Mudenjiang, hosted a banquet for Savoy to open lines of communication for possible joint venture opportunities in the future.
    There was also a six-hour day trip planned for delegates to Shishan Forest, the initial target property of the joint venture. Delegates from both Savoy and the First Institute were able to visit the property and see first hand the topography, and scale of work that has been done on the property to date.

    by /s/ Floyd Wandler
    Floyd Wandler, President.
    On Behalf of the Company,

    Certain matters discussed in this news release are "forward-looking statements." These forward-looking statements can generally be identified as such because the context of the statement will include words such as Savoy "expects," "anticipates" or words of similar import. Similarly, statements that describe the Company's plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those anticipated. Although Savoy believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that the expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating any forward-looking statements. Forward-looking statements made herein are only made as of the date of this news release and Savoy does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

    For further detailed information and pictures, as well as clips from the ceremony and property, please visit Savoy's website, www.savoyresources.com or call Floyd Wandler at 360-332-1892


    CONTACT: Savoy Resources Corp.
             Floyd Wandler, 360-332-1892